SETTLEMENT AGREEMENT

The undersigned, Adhera Therapeutics, Inc., a Delaware corporation (the “Company”), on the one hand, and Robert C. Moscato, Jr., an individual resident in the State of North Carolina (“Counterparty”; collectively with the Company, the “Parties”), on the other hand, have entered into this Settlement Agreement (this “Agreement”) as of April 4, 2019.

RECITALS

WHEREAS, Counterparty serves as an officer and director of the Company;

WHEREAS, Counterparty serves as the Chief Executive Officer of the Company pursuant to that certain Employment Agreement dated June 18, 2018 by and between Counterparty and the Company (such agreement, and the schedules and exhibits thereto, the “Employment Agreement”);

WHEREAS, Counterparty wishes to resign as an officer and as a director of the Company;

WHEREAS, the Company is willing to accept Counterparty’s resignation as an officer and as a director of the Company;

WHEREAS, the Company and the Counterparty wish to settle the agreements between the Company and the Counterparty with respect to Counterparty’s service as an officer and as a director in full, subject to (and contingent upon) the other terms and conditions of this Agreement, by the execution and delivery of this Agreement:

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agree as follows:

1. Counterparty hereby resigns as an officer and as a director of the Company (and, to the extent applicable, of any subsidiary of the Company), effective immediately (such date, the “Separation Date”), and the Company accepts such resignation.

2. Counterparty acknowledges that the restrictive covenants contained in the Employment Agreement, including the non-solicitation and non-disparagement obligations contained therein (but not the non-competition obligations contained therein), shall survive in accordance with the terms of the Employment Agreement. Notwithstanding the foregoing, and in lieu of the obligations contained in Section 12(b) of the Employment Agreement, Counterparty hereby agrees that for a period of twelve (12) months immediately following the Separation Date, Counterparty shall not, directly or indirectly, on his own behalf or on behalf of any person, firm, company or entity (whether as principal, agent, independent contractor, partner or otherwise or by any other means) own, manage, operate, control, participate in, perform services for (whether as an employee, consultant or otherwise), invest in, own an interest in, or otherwise establish or carry on any business or division or line of any business in the United States which engages in a business relating to the research, development or commercialization of pharmaceutical or therapeutic products that address hypertension.

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3. (a) The Company hereby agrees that the options to purchase up to an aggregate of 250,000 shares of the common stock of the Company that were granted to Counterparty on July 10, 2018 and that were to vest on July 10, 2019 shall vest in full immediately upon the Separation Date (such options, the “Accelerated Options”), and it acknowledges that (A) the options to purchase up to an aggregate of 500,000 shares of the common stock of the Company that were granted to Counterparty on July 10, 2018 and that were to vest on July 10, 2020 and July 10, 2021, respectively, and (B) the options to purchase up to an aggregate of 500,000 shares of the common stock of the Company that were granted to Counterparty on July 10, 2018 and that were to vest upon the achievement of performance milestones as set forth in the Employment Agreement, are hereby cancelled and of no further force and effect. Further, the Company hereby agrees that Counterparty shall be able to exercise the options to purchase up to 250,000 shares of common stock that were granted to Counterparty on July 10, 2018 and that vested on that date, and the Accelerated Options, until the one year anniversary of the date of this Agreement, at which time such options shall terminate.

(b) The Company hereby agrees that, in the event that (and only in the event that) the Company completes a bona fide capital raising transaction involving the issuance by the Company of its equity (or equity-linked) securities yielding gross proceeds to the Company of not less than four million dollars ($4,000,000) prior to the one (1) year anniversary of the date of this Agreement, the Company shall notify Counterparty of such capital raising transaction within ten (10) days following completion thereof. For a period of thirty (30) days following receipt of such notice (the “Option Period”), Counterparty shall have the option, to be exercised by written notice to the Company given within the Option Period, to sell to the Company, and if such option is so exercised, the Company shall repurchase from Counterparty, for cancellation, for an aggregate purchase price of $200,000, the forty (40) shares of the Series F Convertible Preferred Stock of the Company, and warrants to purchase up to 300,000 shares of the common stock of the Company, that an affiliate of Counterparty acquired from the Company on July 12, 2018 (the “Preferred Stock Repurchase”). Counterparty hereby agrees that he shall take any and all actions, and execute and deliver any and all instruments, agreements or documents, as may be necessary, appropriate or advisable to cause his affiliate to effect and complete the Preferred Stock Repurchase in accordance with this Section 3(b).

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4. In consideration for the execution and delivery by Counterparty to the Company of the Agreement and Release between Counterparty and the Company (the “Counterparty Release”), in the form as attached as Exhibit I hereto, the Company shall pay to Counterparty the consideration referred to in the Counterparty Release, as separately instructed by Counterparty.

5. Regardless of whether Counterparty signs the Counterparty Release, upon the Separation Date, or as soon as practicable thereafter (to the extent permitted by applicable law), Counterparty will receive from the Company (i) any unpaid base salary accrued up to and including the Separation Date, (ii) pay for any accrued but unused vacation earned up to and including the Separation Date in accordance with Company policies, (iii) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Counterparty and under which he has a vested right (including any right that vests in connection with the termination of his employment), (iv) any unreimbursed business expenses to which Counterparty is entitled to reimbursement under the Company’s expense reimbursement policy, and (v) as more fully provided in Section 8, rights to any indemnification Counterparty may have under the Company’s Certificate of Incorporation, Bylaws, the Employment Agreement, or separate indemnification agreement, as applicable, including any rights Counterparty may have under directors and officers insurance policies, relating to his service as an officer.

6. Counterparty hereby agrees that he shall:

(i)	Execute and deliver the Counterparty Release to the Company;

(ii)	Provide all necessary and appropriate support and documentation, and take necessary and appropriate action, to assist in the transition and transfer to the Company (or its designated personnel or representatives) of all work undertaken by or on behalf of Counterparty in connection with the Company, and to assist in such transition and transfer to the Company (or its designated personnel or representatives) as directed by the Company.

7. The Company hereby agrees that it shall execute and deliver the Agreement and Release between the Counterparty and the Company (the “Company Release”), in the form as attached as Exhibit II hereto, to Counterparty, immediately on receipt of the executed and delivered Counterparty Release.

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8. Subject to applicable law, Counterparty will be provided indemnification with respect to his service as a director and executive officer of the Company to the maximum extent permitted by the Company’s Bylaws and Certificate of Incorporation, including coverage, if applicable, under any directors and officers insurance policies, with such indemnification determined by the Board or any of its committees in good faith based on principles consistently applied (subject to such limited exceptions as the Board may approve in cases of hardship) and on terms no less favorable than those provided to any other Company executive officer or director. The rights to indemnification conferred hereby shall include, to the extent permitted by applicable law, the right to be advanced by the Company the legal fees and other costs, expenses, and disbursements incurred in defending any action, suit, proceeding, or investigation with respect to which Counterparty is entitled to indemnification in advance of its final disposition subject to receipt by the Company of an undertaking by Counterparty to repay such amount, or a portion thereof, if it shall ultimately be adjudicated that Counterparty is not entitled to be indemnified by the Company pursuant hereto or as otherwise permitted by law, but such repayment by Counterparty shall only be in an amount ultimately adjudicated to exceed the amount for which Executive was entitled to be indemnified. The advances to be made pursuant to such right shall be paid by the Company to Counterparty promptly following receipt by the Company of invoices or other evidence reasonably satisfactory to the Company.

9. The Parties understand that the facts upon which they have based their decision to enter into this Agreement may hereafter prove to be different from the facts now known or believed to be known by them, and they hereby accept and assume the risk thereof and agree that this Agreement shall be and shall remain, in all respects, effective and not subject to termination or rescission by reason of any such alleged difference in facts.

10. This Agreement shall be deemed to be made in the State of New York, and shall be governed by the laws thereof, without giving effect to principles of conflicts of laws. Each Party consents and submits to the jurisdiction of the federal and state courts located in the City, County and State of New York for the purposes of enforcing this Agreement.

11. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and it cannot be changed, modified, amended or terminated except by a writing sighed by or on behalf of the Party to be charged. The Parties respective rights and obligations under this Agreement will survive the execution and delivery of this Agreement.

12. This Agreement may be signed and executed in counterparts, each of which shall be deemed an original, and together which shall constitute one and the same instrument. This Agreement may be signed by facsimile or .pdf signature of any of the Parties hereto and shall be binding on that Party.

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13. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Counterparty upon Counterparty’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Counterparty to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Counterparty’s right to compensation or other benefits will be null and void.

14. This Agreement is the product of the Parties and represents the joint draftsmanship of the Parties, so that no inference shall be had or made against either Party as to the draftsmanship of this Agreement. The Parties further agree that this Agreement shall not be construed as an admission of liability and that this Agreement has been negotiated and executed in order to settle outstanding claims.

15. Each Party represents and warrants to the other that the individual executing this Agreement on behalf of such Party is fully authorized to do so, is executing the Agreement willingly and knowingly, and further that such individual is fully authorized to bind the Party on whose behalf it is executing the Agreement to the terms and obligations contained therein.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement, or caused this Agreement to be duly executed, as of the date first written above.

The Company:		Counterparty:

ADHERA THERAPEUTICS, INC.		ROBERT C. MOSCATO, JR.

By:	/s/ Uli Hacksell, Ph.D.		/s/ Robert C. Moscato, Jr.
Name:	Uli Hacksell, Ph.D.	Name:	Robert C. Moscato, Jr.
Title:	Chairman

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EXHIBIT I

Agreement and Release between Robert C. Moscato, Jr. (“Robert Moscato”, “Mr. Moscato”, “you” or “your”) and Adhera Therapeutics, Inc. (the “Company”) (this agreement being the “Agreement” or “Release”)

1. The undersigned Robert C. Moscato, Jr. does hereby resign as an officer and as a director of the Company, effective immediately, and confirms and ratifies that his status as an officer and as a director is terminated as of April 4, 2019 (such date, the “Separation Date”).

2. As full consideration for your execution of and compliance with this Agreement, and your release of all claims against the Company as set forth in Paragraph 4 below, the Company, once this release becomes binding on and irrevocable by you, shall:

(i) Provide you with a gross payment of three hundred sixty thousand dollars ($360,000), which amount shall be paid to you as follows: (A) ninety thousand dollars ($90,000) on the first business day following the execution of this Agreement and (B) the balance (for a total of two hundred seventy thousand dollars ($270,000)) to be paid as salary continuation over a nine (9) month period thereafter in accordance with the Company’s payroll practices; provided, that if the Company completes a bona fide capital raising transaction involving the issuance by the Company of its equity (or equity-linked) securities yielding gross proceeds to the Company of not less than four million dollars ($4,000,000), then the Company shall pay to you, on the next business day following the closing of such capital raising transaction, an amount equal to the remaining amount payable to you pursuant to this Section 2(i). The Company will deduct from any payments made to you pursuant to this Section 2(i) withholding taxes and other deductions, which it is required by law to make from wage payments to employees; and

(ii) In addition to the payments to be made to you pursuant to item (i) above, if you timely elect to continue to receive group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at your own expense, the Company shall reimburse you for all monthly COBRA premiums that you pay on behalf of both yourself and your dependents for a twelve (12) month period (the “COBRA Payment”). Please note that it is solely your responsibility to enroll in COBRA and to make the monthly premium payments on a timely basis. If you do not timely enroll in and pay for COBRA, you will not be eligible to receive the COBRA Payment. The COBRA Payment shall maintain the coverage you and your dependents (if applicable) had immediately prior to the date of termination of your employment with the Company (subject to any changes in coverage that effect employees generally). The Company will pay to you the COBRA Payment within twenty (20) days of your delivery to the Company of evidence that you have made such COBRA-related payments and the amount thereof. In the event that you do not elect COBRA coverage, that you subsequently become ineligible for continued COBRA coverage or that you fail to provide the Company with adequate documentation of your payment of such COBRA premiums (if applicable), the Company shall no longer be obligated to pay to you any remaining portion of the COBRA Payment. Further, the Company’s obligations to provide you with the COBRA Payment shall cease before the end of the twelve (12) month period if you become eligible for comparable coverage under another plan. You agree to notify the Company as soon as possible, but in no event later than ten (10) days prior to becoming eligible for such alternative comparable coverage. After this twelve (12) month period, you may be entitled to continue your medical coverage, at your own expense, pursuant to COBRA’s terms.

Except as set forth in this Paragraph, you shall receive no other amounts in connection with the separation of your service as an officer and as a director of the Company. You acknowledge that unless you enter into this Agreement, you would not otherwise receive any further benefits from the Company in connection with the separation of your service as an officer and as a director, including the payment noted above. The Company’s provision to you of the payment noted above is not, and should not be construed as, an admission of liability or wrongdoing by the Company.

In the event that you breach any of the restrictive covenants contained in Section 12 of that certain Employment Agreement dated June 18, 2018 by and between you and the Company (the “Employment Agreement”), or in Section 2 of the Settlement Agreement to which this Agreement is attached, during the period when the Company is obligated to make any payments to you pursuant to Paragraph 2 of this Agreement, the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any such payments to you and obtain an injunction against you from any court having jurisdiction over the matter restraining any further violation by you of Section 12 of the Employment Agreement or Section 2 of the Settlement Agreement to which this Agreement is attached; provided that the Company shall remain liable to you for all remaining unpaid amounts (to the extent otherwise owed to you) in the event that it is finally adjudicated by a court of competent jurisdiction that you did not breach the covenants contained in this Section 12 of the Employment Agreement or in Section 2 of the Settlement Agreement to which this Agreement is attached.

3. Following the Separation Date, to the extent that you continue to provide any services for the Company, you shall not be considered an employee of the Company in your performance of such services for the Company for any purpose whatsoever including, but not limited to, the Federal Insurance Contribution Act, the Social Security Act, the Federal Unemployment Act, income tax withholding (federal, state and local) and any and all state taxes. The Company will not be responsible for withholding taxes with respect to any payment it provides to you in such capacity. You accept full liability for the payment of all taxes and contributions, and shall reimburse, indemnify, and hold the Company harmless for any such taxes or contributions, or penalties with respect thereto, which the Company may be compelled to pay as a result of the services rendered hereunder and/or your non-payment of same.

4. In consideration for the payment noted above, which you acknowledge to be good and valuable consideration, you knowingly and voluntarily release and forever discharge the Company, any of the Company’s parents, subsidiaries, divisions, and related companies, and any of its past and present directors, managers, officers, shareholders, partners, employees, agents, attorneys and servants, and each of their predecessors, successors and assigns (the “Releasees”) from any and all claims, or causes of action, of any nature whatsoever, known or unknown, whether or not apparent or yet to be discovered (the “Release”). This Release includes, without limitation, any rights or claims relating in any way to your relationship with any of the Releasees, or the termination thereof, including any claim under any agreement between you and the Company, or arising under any statute or regulation, including, but not limited to, any rights or claims you may have under the Age Discrimination in Employment Act (ADEA), which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act (ADA), which prohibits discrimination in employment by reason of disability; the Employee Retirement Income Security Act (ERISA), which protects employees’ interests in certain health and retirement benefits; the Family and Medical Leave Act (FMLA), which protects employees’ rights to take certain leave periods; the Fair Labor Standards Act (FLSA), which protects employees’ wages and regulates hours, the Federal Wiretap Act, the Electronic Communications Privacy Act, and the Stored Communications Act, all of which protect privacy; or any other federal, state, or local laws or regulations which govern the workplace, including, but not limited to, the California Fair Employment and Housing Act, the California Labor Code, the California Equal Pay Law, the Unruh Civil Rights Act, the New York State Human Rights Law, the New York City Human Rights Laws, the New York Labor Law, the New York Aids Testing Confidentiality Act, the New York Equal Pay Law, the New York Persons With Disabilities Law, the Civil Rights Law, the New York Genetic Testing Confidentiality Law, the New York Nondiscrimination Against Genetic Disorders Law, the New York Smokers Rights Law, the New York Equal Rights Law, the New York Discrimination by Employment Agencies Law, the New York Bone Marrow Leave Law, the New York Adoptive Parents Child Care Leave Law, the New York Cancer Victim Bias Law, Article 1, Section 11 of the New York State Constitution, N.Y. Workers’ Compensation Law, or any other state, federal or local statute or regulation which may be applicable to the Company. This Release also includes a release by you of any and all claims for wrongful discharge, defamation, intentional tort, invasion of privacy, and breach of contract, implied or otherwise. This Release includes both claims that you know about and those you may not know about. This Agreement resolves any claims for relief that could have been alleged, no matter how characterized, including without limitation, compensatory damages, damages for breach of contract, bad faith damages, reliance damages, liquidated damages, damages for humiliation and embarrassment, punitive damages, costs and attorneys’ fees related to or arising from this Agreement. Your release of these claims is not, and should not be construed as, an admission by the Company that you have, or ever had, any rights under the aforementioned statutes. You represent that as of the date of your execution of this Agreement, you have incurred no disability or injury in relation to or as a result of your affiliation with the Company and assert no claim for any form of compensation for such disability, injury or job-related condition. Notwithstanding the above, you are not releasing any rights or claims that arise in connection with: (i) your right to be indemnified by the Company under statute, common law, Company Charter, Company Bylaws, or Company policy; (ii) this Agreement; (iii) all previous stock option grant agreements made to you by the Company and any other equity or similar interests that you may have been granted in the Company that will remain following the Separation Date; (iv) the ownership by you or any entities that you control of shares of the Series F Convertible Preferred Stock of the Company and warrants to purchase shares of the common stock of the Company, and the agreements that you (or such entity(ies)) entered into in connection with the acquisition of such securities (provided, that you hereby agree that you (on behalf of yourself and such entity(ies)) shall release any and all rights and claims that you (or such entity(ies)) may have arising in connection with such securities and agreements, and that nothing in this item (iv) shall be construed as a Surviving Document, in the event that the Company effects the Preferred Stock Repurchase in accordance with Section 3(b) of the Settlement Agreement to which this Agreement is attached); (v) agreements entered into with the Company concurrently herewith or after the date of this Agreement; and (vi) any rights or claims that arise after the signing of this Agreement or which otherwise cannot be waived as a matter of law (items (ii) through (v) being the “Surviving Documents”).

5. You warrant that you have not filed any complaint, charge or claim for relief (collectively, a “Lawsuit”) against any of the Releasees with any local, state or federal court or administrative agency. You promise never to file a Lawsuit asserting any claims that are released in Paragraph 4. Nothing in this Agreement shall prevent you from participating in or cooperating with any investigation or administrative proceeding conducted by any state or federal administrative agency. However, in the event that a Lawsuit against any of the Releasees is filed with or instituted by any such agency, you expressly waive and shall not accept any monetary damages or award arising from said Lawsuit. Additionally, nothing in this Agreement prohibits or restricts you (or your attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any other federal or state regulatory authority regarding this Agreement or its underlying facts or circumstances or a possible securities law violation. This Agreement does not limit your right to receive an award for information provided to the SEC or FINRA. If you break your promise set forth in this Paragraph, you will pay for all costs incurred by the Releasees, including their reasonable attorneys’ fees, in defending against your claims. You shall also repay to the Company the entire amount of the benefits you received pursuant to Paragraph 2 above. This Paragraph does not apply to a claim under the Older Workers’ Benefit Protection Act challenging the validity of the release of ADEA claims in Paragraph 4.

6. (a) You promise not to discuss or disclose the terms of the end of your affiliation with the Company or the amount or nature of the benefits paid to you under this Agreement to any person other than your family members and your attorney and/or financial advisor, should one be consulted, provided that those to whom you may make such disclosure agree to keep said information confidential and not disclose it to others.

(b) You shall not disparage or make any statement which might adversely affect the reputation of the Releasees. The Company shall not issue any written or verbal statements which disparage you or which could reasonably be expected to adversely affect your reputation, and the Company shall instruct its partners, officers and directors not to issue or make any such statements. For the purpose of this Paragraph, the term “disparage” shall include, without limitation, any statement accusing the aforesaid individuals or entities of acting in violation of any law or governmental regulation or of condoning any such action, or otherwise acting in an unprofessional, dishonest, disreputable, improper, incompetent or negligent manner.

7. (a) You agree that you have had access to the Company’s confidential information, including, but not limited to all proprietary information, data, trade secrets, and know-how, including, without limitation, research, client lists, markets, marketing and other plans, and financial data (“Confidential Information”), that said Confidential Information is valuable to the Company, and that the unauthorized release of that Confidential Information would cause serious damage to the Company. You agree that you shall not disclose any of the Company’s Confidential Information or trade secrets without the Company’s written consent. All written materials, records and documents made by you or coming into your possession during your affiliation with the Company concerning the business or affairs of the Company and/or its Confidential Information are the sole property of the Company and you shall immediately deliver the same to the Company. You agree that you have or will immediately return any Company property in your possession, including laptop computers, calling cards, cell phones, credit cards, keys, and identification badges.

(b) Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. You shall promptly provide written notice of any such order to the Company.

(c) Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement:

(i) You will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii) If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you: (1) file any document containing the trade secret under seal; and (2) do not disclose the trade secret, except pursuant to court order.

8. You expressly acknowledge that the terms of Paragraphs 5, 6, and 7 are integral to this Agreement and that if you break any of your promises set forth in these Paragraphs you must pay to the Company the entire amount of the benefits you received pursuant to Paragraph 2 above, as well as all damages incurred by the Releasees, including attorneys’ fees resulting from your breach of these promises.

9. You agree that you will cooperate with the Company (or its parents, subsidiaries, affiliates or related entities) and its legal counsel in connection with any matters in which you have been involved and/or of which you have knowledge. Such cooperation shall include, without limitation, answering questions and helping to transition your duties and assignments to other directors, consultants, or employees of the Company. In addition, you will cooperate with any current or future investigation or litigation relating to any matter with which you were involved while providing services to the Company, of which you have knowledge, or which occurred while you were providing services to the Company. The Company will make good-faith efforts to provide you with reasonable notice, whenever possible, of the need for your cooperation.

10. You agree that, upon written request of the Company, you will make yourself reasonably available, taking into account your other business and personal commitments, to cooperate (a) with the Company, its subsidiaries and affiliates and any of their officers, directors, shareholders, or employees in connection with any investigation or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority as any such investigation or review relates to events or occurrences that transpired while Counterparty was employed by the Company and in respect of which Counterparty has knowledge, and (b) with respect to transition matters (collectively, “Cooperation”), including assisting the Company in preparing an 8-K filing in compliance with appropriate regulation. Counterparty shall not be required to provide more than ten (10) full calendar days per year of Cooperation to the Company pursuant to this Section 10. Counterparty’s Cooperation shall include but not be limited to being available to meet with officers or employees of the Company and/or the Company’s counsel at mutually convenient times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effectuate the foregoing. Counterparty shall be entitled to reimbursement, upon receipt by the Company of documentation reasonably acceptable to the Company, for his reasonable out-of-pocket expenses for such Cooperation (including travel costs and reasonable legal fees to the extent Counterparty reasonably believes that separate representation is warranted and obtains the Company’s consent in writing prior to engaging separate counsel, which consent shall not be unreasonably withheld), and Counterparty shall be entitled to an honorarium of $300 per hour of Cooperation. Notwithstanding the foregoing, the provisions of this Section 10 with respect to reimbursement of expenses shall in no way affect Counterparty’s rights to be indemnified and/or advanced expenses in accordance with the Company’s corporate documents and/or in accordance with this Agreement.

11. This Agreement is intended to comply with the requirements of Section 409A, and the parties hereby agree to amend this Agreement as and when necessary or desirable to conform to or otherwise properly reflect any guidance issued under Section 409A after the date hereof without violating Section 409A. In case any one or more provisions of this Agreement fails to comply with the provisions of Section 409A, the remaining provisions of this Agreement shall remain in effect, and this Agreement shall be administered and applied as if the non-complying provisions were not part of this Agreement. The parties in that event shall endeavor to agree upon a reasonable substitute for the non-complying provisions, to the extent that a substituted provision would not cause this Agreement to fail to comply with Section 409A, and, upon so agreeing, shall incorporate such substituted provisions into this Agreement. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A or damages for failing to comply with Section 409A. A termination of your employment hereunder shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit constituting “deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” In the event that any payment or benefit made hereunder or under any compensation plan, program or arrangement of the Company would constitute payments or benefits pursuant to a non-qualified deferred compensation plan within the meaning of Section 409A and, at the time of your “separation from service” you are a “specified employee” within the meaning of Section 409A, then any such payments or benefits shall be delayed until the six-month anniversary of the date of your “separation from service.” Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All reimbursements for expenses paid pursuant hereto that constitute taxable income to you shall in no event be paid later than the end of the calendar year next following the calendar year in which you incur such expense or pay such related tax. Unless otherwise permitted by Section 409A, the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year.

12. This Agreement shall be governed in all respects, including as to interpretation, substantive effect and enforceability, by the laws of the State of New York, without regard to conflicts of law provisions thereof that would require application to the laws of another jurisdiction other than those that mandatorily apply. Each party hereby irrevocably submits and consents to the jurisdiction of the federal and state courts located in the City, County and State of New York for the purposes of enforcing and interpreting this Agreement. Disputes arising under and in connection with this Agreement shall be heard in the State of New York, New York County or in such other place as the parties hereto may agree, unless applicable law requires otherwise.

13. This is the entire agreement between you and the Company regarding the termination of your status as an officer and as a director of the Company. Except for the Surviving Documents, and any other agreements (or portions thereof) that may survive as per the terms of the Settlement Agreement to which this Agreement is attached, all writings and agreements between you and the Company or any of the Company’s affiliates are hereby terminated. You acknowledge that neither the Company nor any of the Releasees have made any promises to you other than those contained in this Agreement.

14. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. A facsimile signature shall be as valid and binding as an original.

15. No breach of any provision(s) of this Agreement may be waived unless in writing. This Agreement may be amended only by a written agreement executed by the parties in interest at the time of the amendment.

16. You understand that the Company has given you a period of twenty-one (21) days to review and consider this Agreement before signing it. You further understand that you may use as much of this twenty-one (21) day period as you wish prior to signing.

17. The Company encourages you to consult with an attorney before signing this Agreement. You understand that whether or not you do so is your decision.

18. You may revoke this Agreement within seven (7) days of the date on which you sign it by delivering a written notice of revocation to Lawrence Remmel, Pryor Cashman LLP, 7 Times Square, New York, New York 10036, no later than the close of business on the seventh day after you sign and deliver this Agreement to the Company. If you revoke this Agreement, it shall not be effective or enforceable, and you will not receive the benefits described in Paragraph 2.

YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ THIS AGREEMENT AND RELEASE, UNDERSTAND IT, AND ARE VOLUNTARILY ENTERING INTO IT OF YOUR OWN FREE WILL, WITHOUT DURESS OR COERCION, AFTER DUE CONSIDERATION OF ITS TERMS AND CONDITIONS. YOU FURTHER ACKNOWLEDGE THAT EXCEPT AS STATED IN THIS AGREEMENT, NEITHER THE COMPANY NOR ANY REPRESENTATIVE OF THE COMPANY HAS MADE ANY REPRESENTATIONS OR PROMISES TO YOU.

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IN WITNESS WHEREOF, each of the undersigned have duly executed, or caused its authorized signatory to execute, this Agreement and Release as of April 4, 2019.

ADHERA THERAPEUTICS, INC.		ACCEPTED AND AGREED:

By:	/s/ Uli Hacksell, Ph.D.	/s/ Robert C. Moscato, Jr.
Name:	Uli Hacksell, Ph.D.	Robert C. Moscato, Jr.
Title:	Chairman

Date:	April 4, 2019	Date:	April 4, 2019

Exhibit II

Agreement and Release between Adhera Therapeutics, Inc., a Delaware corporation (the “Company”) and the undersigned Counterparty (the “Agreement”)

1.	By executing below, the Company generally releases and discharges Robert C. Moscato, Jr., an individual resident in North Carolina (“Counterparty”, the Company and the Counterparty each a “Party”) from any and all claims, causes of action, damages and liabilities of any kind or nature whatsoever, both known and unknown, suspected or unsuspected, whether arising in law or equity, that the Company may have against the Counterparty arising from or in connection with his status as an officer, director or employee of the Company, from the beginning of time through the date hereof, other than such claims, damages or liabilities as are expressly stated in, or arise under, this Agreement (including, without limitation, those relating to the validity, breach or enforcement of this Agreement).

2.	Company shall indemnify, defend, and hold harmless Counterparty and his heirs, successors, and permitted assigns from and against any and all losses, claims, demands, damages, liabilities, expenses (including reasonable legal fees and costs), judgments, fines, penalties, interests, settlements, or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative, or investigative, and whether formal or informal and including appeals to which Counterparty may become subject to, or involved, or is threatened to be involved as a party or otherwise, arising out of, relating to, or in connection with the performance of Counterparty’s duties as an officer, director or employee of the Company, except in the case of Counterparty’s bad faith, willful misconduct, or gross negligence, in accordance with Section 145 of the Delaware General Corporation Law, the Certificate of Incorporation and By-Laws of the Company (as then in effect), and any applicable insurance policy maintained by the Company from time to time for its directors, officers, senior executives, and employees, in each case to the same extent as is accorded to any of such directors, officers, senior executives, and employees of the Company from time to time and to the fullest extent provided under the Delaware General Corporation Law or the Certificate of Incorporation or By-Laws of the Company.

3.	This Agreement shall be deemed to be made in the State of New York, and shall be governed by and construed in accordance with the laws thereof, without giving effect to principles of conflicts of laws. Each Party consents and submits to the jurisdiction of the federal and state courts located in the City, County and State of New York for the purposes of enforcing this Agreement.

4.	This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and it cannot be changed, modified, amended or terminated except by a writing signed by or on behalf of the Party to be charged.

5.	This Agreement may be signed and executed in counterparts, each of which shall be deemed an original, and together which shall constitute one and the same instrument. This Agreement may be signed by facsimile or .pdf signature of any of the Parties hereto and shall be binding on that Party.

6.	This Agreement is the product of the Parties and represents the joint draftsmanship of the Parties, so that no inference shall be had or made against either Party as to the draftsmanship of this Agreement. The Parties further agree that this Agreement shall not be construed as an admission of liability and that this Agreement has been negotiated and executed in order to settle disputed claims, so that the Parties may avoid the expense, uncertainties, and hazards of litigation.

7.	The Company and the Counterparty each hereby represents and warrants to the other that, prior to executing this Agreement, such person had the opportunity to consult with its own independent legal counsel regarding this Agreement, including the payment obligations and release provisions contained herein.

8.	Each Party represents and warrants to the other that the individual executing this Agreement on such Party’s behalf is fully authorized to do so, is executing this Agreement willingly and knowingly, and further that such individual is fully authorized to bind the Party on whose behalf it is executing the Agreement to the terms and obligations contained herein.

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IN WITNESS WHEREOF, each of the undersigned have duly executed, or caused its authorized signatory to execute, this Agreement and Release as of April 4, 2019.

The Company:		Counterparty:

ADHERA THERAPEUTICS, INC.		ROBERT C. MOSCATO, JR.

By:	/s/ Uli Hacksell, Ph.D.		/s/ Robert C. Moscato, Jr.
Name:	Uli Hacksell, Ph.D.	Name:	Robert C. Moscato, Jr.
Title:	Chairman